Exhibit 99.2

2019 DECLARATION OF AMENDMENT TO

2015 EQUITY INCENTIVE PLAN

OF

INSTEEL INDUSTRIES, INC.

THIS 2019 DECLARATION OF AMENDMENT is made effective as set forth herein by INSTEEL INDUSTRIES, INC. (the “Corporation”), to the Corporation’s 2015 Equity Incentive Plan (the “Plan”).

R E C I T A L S:

WHEREAS, the Board of Directors of the Corporation has deemed it advisable to (i) increase the number of shares of Common Stock available for Awards under the Plan; (ii) clarify the share recycling provisions of Section 5 of the Plan; (iii) amend Section 12 of the Plan to impose a minimum vesting requirement on Awards to non-employee directors; and (iv) modify Section 14 of the Plan to limit ratable vesting before the first anniversary of Awards to employees; and

WHEREAS, the Corporation desires to evidence such amendments by this 2019 Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that, effective as of November 12, 2019, the Plan shall be and hereby is amended as follows; provided, however, that the amendments to Section 5 of the Plan described in Section 1(a) herein shall be subject to shareholder approval:

1.	Amendments to Section 5 (“Shares of Common Stock Subject to the Plan”).

(a)	Section 5 of the Plan is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

Subject to adjustments as provided in Section 5(c) herein, the number of shares of Common Stock that may be issued pursuant to awards shall not exceed in the aggregate 1,650,000 shares of authorized but unissued Common Stock (which aggregate number does not include any unused shares carried forward from the 2005 Equity Incentive Plan of Insteel Industries, Inc.); provided, however, that, of such number, (i) no more than 400,000 shares may be issued pursuant to the grant of Incentive Options and (ii) no more than 600,000 shares may be issued pursuant to the grant of “full-value” Awards (Restricted Stock, Restricted Stock Units and Performance Awards).

(b)	Section 5(a) of the Plan is hereby amended by adding the following sentence to the end of such section:

For the avoidance of doubt, shares repurchased on the open market with the proceeds of the purchase price of an Award shall not become available for issuance under the Plan.

2.	Amendment to Section 12 (“Awards to Non-Employee Directors”). Section 12 is hereby amended by adding the following new Section 12(d):

(d) Awards granted under the Plan to a non-employee director shall be subject to a minimum vesting or earning (collectively, “vesting”) period of one year (with no ratable vesting before the first anniversary of the date of grant) ; provided, however, that the Committee may provide for or permit acceleration of vesting of Awards in the event of a Participant’s death, Disability, Retirement or other termination of service, or in the event of a termination of a Participant’s service in connection with a Change of Control if such termination of service otherwise meets the requirements of paragraph 19 hereof.

3.	Amendment to Section 14 (“Restrictions on Awards”). Section 14(c) of the Plan is hereby deleted in its entirety and replaced by the following:

(c) Awards granted under the Plan to a Participant who is an employee shall either be subject to (i) a minimum vesting or earning (collectively, “vesting”) period of three years (which may include installment vesting within such three-year period, provided that no portion of the Award may vest prior to one year after the date of grant); or (ii) one year (with no ratable vesting before the first anniversary of the date of grant) if vesting is based on performance criteria other than continued service; provided, however, that in the case of either (i) or (ii), the Committee may provide for or permit acceleration of vesting of Awards in the event of a Participant’s death, Disability, Retirement or other termination of service, or in the event of a termination of a Participant’s employment in connection with a Change in Control if such termination of employment otherwise meets with the requirements of paragraph 19 hereof.

4.	Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, this 2019 Declaration of Amendment is executed on behalf of Insteel Industries, Inc. effective as of the day and year first above written.

INSTEEL INDUSTRIES, INC.

By:
Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer

ATTEST:

James F. Petelle

Secretary

[Corporate Seal]